EXHIBIT 21.1


                   SUBSIDIARIES OF THE COMPANY


Name                                        Jurisdiction of Organization
----                                        ----------------------------

BBI Clinical Laboratories, iNC.             Massachusetts

BBI-Biotech Research Laboratories, Inc.     Massachusetts

BBI-Source Scientific, Inc.                 Massachusetts
